Exhibit I-3
(English Language Translation)

This share exchange is made for the securities of a Japanese company. The share exchange is subject to disclosure requirements of Japan that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies. It may be difficult for you to enforce your rights and any claim you may have arising under U.S. federal securities laws, since the issuer is located in Japan, and some or all of its officers and directors are residents of Japan. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. Furthermore, it may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the acquiror may purchase securities otherwise than under the share exchange, such as in open market or privately negotiated purchases.
Securities Code: 8258
March 15, 2011
TO OUR SHAREHOLDERS:
Cedyna Financial Corporation
23-20, Marunouchi 3-chome, Naka-ku,
Nagoya City, Aichi
Representative: Hajime Yamashita,
President and Representative Director
Notice of Convocation of the Extraordinary General Meeting of Shareholders
     This is to inform you that extraordinary general meeting of shareholders of Cedyna Financial Corporation (“the Company”) will be held as described below.
     You are cordially invited to attend the meeting.
     IF YOU ARE UNABLE TO ATTEND, YOU MAY EXERCISE YOUR VOTING RIGHTS IN WRITING. UPON EXAMINING THE ATTACHED REFERENCE DOCUMENT FOR THE GENERAL MEETING OF SHAREHOLDERS, PLEASE INDICATE YOUR VOTES BY FILLING OUT THE ENCLOSED FORM FOR EXERCISING VOTING RIGHTS, AND RETURN THE FORM TO THE COMPANY SO THAT IT WILL REACH THE COMPANY BY MARCH 29, 2011.
Particulars
(1)	Date: 10:00 a.m., Wednesday, March 30, 2011

(2)	Place: THE GRAND HALL of Shinagawa Grand Central Tower (3F), located at 16-4, Konan 2-chome, Minato-ku, Tokyo, Japan

I -3-1

(3)	Purpose:

Matters to be resolved:
Agendum No. 1: Approval of the Share Exchange Agreement

Agendum No. 2: Partial amendments to the Articles of Incorporation
(4)	Other matters to be determined at the convocation
(i)   In the case of diverse exercise of voting rights, please notify the Company in writing of the diverse exercise of voting rights and the reasons for it at least three (3) days prior to the general meeting of shareholders (by March 26, 2011).
(ii)   Subject to the provisions of the laws and regulations and Article 15 of the articles of incorporation of the Company, with respect to the following matters, please refer to the Company’s website (http://www.cedyna.co.jp/) on the Internet on which such matters are posted, in lieu of indication in the Reference Document for the General Meeting of Shareholders.
(a)	Provisions of the articles of incorporation of Sumitomo Mitsui Financial Group Inc. (“SMFG”)

(b)	Contents of the financial statements and other equivalent documents with respect to the most recent fiscal year of SMFG

(c)	Contents of the business reports with respect to the most recent fiscal year of SMFG
*   *   *   *   *   *   *   *   *   *
     For those attending, please present the enclosed voting rights exercise form at the reception desk.
     If the Reference Document for the General Meeting of Shareholders is amended, the amended items will be announced on our Internet website (http://www.cedyna.co.jp/).
     The Company’s close of business is 17:45.

I -3-2

REFERENCE DOCUMENT
FOR THE GENERAL MEETING OF SHAREHOLDERS
Agenda and Reference Matters
Agendum No. 1: Approval of the Share Exchange Agreement
      Cedyna Financial Corporation (the “Company”), at its meeting of board of directors held on January 28, 2011, resolved to implement a share exchange making SMFG Card & Credit, Inc. (“FGCC” and together with the Company, “Both Companies”) a wholly-owning parent company and making the Company a wholly-owned subsidiary (the “Share Exchange”), and entered into a share exchange agreement (the “Share Exchange Agreement”) on the same day.
      Since FGCC is an unlisted company, shares of common stock of Sumitomo Mitsui Financial Group Inc. (“SMFG”), a wholly-owning parent company of FGCC, are planned to be allotted and delivered to the shareholders of the Company as the consideration of the Share Exchange under the Share Exchange Agreement.
1.	Reasons for implementing the Share Exchange
      The Company started its business through a merger of the three (3) companies, OMC Card, Inc. Central Finance Co., Ltd. and QUOQ, Inc. which took place on April 1, 2009, aiming for “Realization of the country’s top class consumer financing company through its expertise and agility in the core business of credit cards and consumer credit business”. Since its establishment, the Company has driven a company-wide management structural reform for an early realization of the merger effect, recruiting cardholders with high operation rates making full use of the strength of distributive credit card companies and has put in efforts in fields with high growth potential such as television mail order and the financial aid market in the consumer credit business. Furthermore, as one of the core companies in the credit card business strategy of the SMFG group, the Company has strengthened its cooperation with the SMFG group in establishing a multi-cooperation system in the operation section aiming to maximize the top-line synergy, unifying with the system of Sumitomo Mitsui Card Co., Ltd. (“SMCC”) pursuing economies of scale.
      Additionally, on May 31, 2010, in order to further speed up and ensure to conduct a management structural reform including investment in new business and systems for the improvement of the corporate value and cost structural reform and to enhance its financial basis, the Company implemented a capital increase by way of third-party allotment having FGCC as its allottee and as it further strengthened its cooperation with the SMFG group, it increased its efforts in realizing a powerful management constitution through profitability improvement and structural reform.

I -3-3

      Specifically, regarding the credit card business, the Company has further accelerated the business structural reform such as reviewing its member recruiting system, pursuing a further effective business development and enhancing approaches to growing fields such as services provided via the internet. With respect to the consumer credit business, approaches to growing fields have been made continuously and transformation of the structure of profit and loss of business has been carried on by enhancement of sales ability and efficiency improvement of operation. With respect to solution business, settlement products and services have been improved and expanded and response capabilities to customer needs have been enhanced.
      However, with respect to the management environment surrounding the Company after becoming a consolidated subsidiary, in addition to the hovering of interest refund claims, last year, the amended Money Lending Business Act was fully enforced in June, a petition for corporate reorganization proceedings by Takefuji Corporation was initiated in September and the Installment Sales Act was amended in December, and uncertainness has increased.
      Under the current severe management environment, in order to further accelerate and promote the approach towards the strengthening of the management constitution and to ensure its achievements, it is effective to make the best of the brand, customer basis and management know-how the SMFG group has, and based on the recognition of the importance of further enhancement of the relationship between the SMFG group, the Company agreed with FGCC that FGCC makes the Company its wholly-owned subsidiary by way of the Share Exchange.
      After becoming a wholly-owned subsidiary, the Company will make the best of the SMFG brand, and through further enhancement of cooperation at local levels between operating branches of the Company and operating branches of Sumitomo Mitsui Banking Corporation and reinforcing cooperation in the markets the Company’s focuses on such as the EC market and the financial aid market, it will aim for the realization of the group synergy centered on consumer credit business and solution business and will also strive for further improvements in services the Company provides by further reinforcement of cooperation in personnel aspects such as temporary staff services and people-to-people exchanges.
      Moreover, between the Company and SMCC, in addition to specific reviews the Company had been making in the past such as on the next generation system, the cooperation between the two (2) companies will be strengthened and promoted by closer coalition in the credit card business such as mutual introduction to partners and implementation of cooperating campaign, responding to client needs.
      The Company determines that realizing further group synergy effect by the Share Exchange will lead to the improvement of corporate value of the Company and the SMFG group as a whole, and will contribute to the benefit of the existing shareholders and the clients.
2.	Summary of the contents of the Share Exchange Agreement

I -3-4

      The contents of the Share Exchange Agreement entered into by and between the Company and FGCC on January 28, 2011, are as follows.
Share Exchange Agreement (Copy)
      SMFG Card & Credit, Inc. (having its address at 1-2, Marunouchi 1-chome, Chiyoda-ku, Tokyo, hereinafter “FGCC”) and Cedyna Financial Corporation (having its address at 23-20, Marunouchi 3-chome, Naka-ku, Nagoya City, Aichi, hereinafter “Cedyna”) hereby enter into the share exchange agreement (this “Agreement”) dated January 28, 2011, as follows. FGCC is a direct wholly-owned company of Sumitomo Mitsui Financial Group Inc. (having its address at 1-2, Marunouchi 1-chome, Chiyoda-ku, Tokyo, hereinafter “SMFG”).
Article 1   (Share Exchange)
      In accordance with the provisions of this Agreement, FGCC and Cedyna shall implement a share exchange (the “Share Exchange”), through which FGCC will become a wholly-owning parent company in share exchange and Cedyna will become a wholly-owned subsidiary in share exchange, and FGCC shall acquire all the outstanding shares of Cedyna (excluding the shares of Cedyna held by FGCC, hereinafter the same) for consideration of shares of common stock of SMFG.
Article 2   (Matters related to Shares to be Delivered and Allotment thereof upon Share Exchange)
1.   Upon the Share Exchange, FGCC shall allot and deliver, to each shareholder of Cedyna (excluding FGCC, hereinafter the same) as of the point of time immediately before FGCC shall acquire all the outstanding shares of Cedyna upon the Share Exchange (the “Record Time”), shares of common stock of SMFG at the ratio of 0.060 shares of the common stock of SMFG per share of the common stock of Cedyna such shareholder holds, in exchange for the common stock of Cedyna.
2.   Notwithstanding the provision of the preceding paragraph, if, when such provision applies, there is any fraction of a share representing less than one (1) share of the common stock of SMFG to be allotted and delivered to each of the shareholders of Cedyna as a result of the Share Exchange, FGCC will allot and deliver to such shareholders a cash amount equivalent to the amount obtained by multiplying such fractional share by the Price per share of common stock of SMFG (any amount less than one (1) yen shall be rounded up) instead of shares of common stock of Cedyna. In this clause, the “Price” means the closing price (regular way) of a share of common stock of SMFG on the Tokyo Stock Exchange on the immediately preceding trading date of the Effective Date (defined in Article 3, hereinafter the same) (in case no such closing price exists on such immediately preceding trading date, the closing price of the trading date on which such closing price exists, which date is closest to the Effective Date (limited to a date prior to the Effective Date)).

I -3-5

Article 3   (Effective Date)
      The effective date of the Share Exchange (the “Effective Date”) shall be May 1, 2011. Provided, however, that it may be changed by mutual agreement between FGCC and Cedyna after consultation if necessary in order to proceed procedures of the Share Exchange.
Article 4   (General Meeting of Shareholders for Approval of Share Exchange Agreement)
1.   FGCC shall request for an approval of this Agreement at the extraordinary general meeting of shareholders scheduled to be held on January 28, 2011. Provided, however, that, if it is deemed that the approval of this Agreement was resolved at the general meeting of shareholders of FGCC on the same date pursuant to Paragraph 1 of Article 319 of the Companies Act, the foregoing shall not apply.
2.   Cedyna shall request for an approval of this Agreement at the extraordinary general meeting of shareholders scheduled to be held on March 30, 2011.
3.   Each dates set forth in the preceding two (2) paragraphs may be changed by mutual agreement between FGCC and Cedyna after consultation if necessary in order to proceed procedures of the Share Exchange.
Article 5   (Management, etc. of Company Properties)
1.   During the period from the execution of this Agreement to the Effective Date, FGCC and Cedyna shall operate their respective businesses, manage and administer their respective properties with the due care of a good administrator, and any act that would have a material effect on any of their properties and/or rights or obligations shall be performed only upon prior consultation and agreement between FGCC and Cedyna.
2.   Notwithstanding the provision of the preceding paragraph, FGCC and Cedyna may pay dividends of surplus to the extent consistent with the past dividend trends, to their respective shareholders or registered pledgees of shares indicated or registered in their respective shareholders register at the closing of March 31, 2011.
3.   No later than April 28, 2011, FGCC shall acquire a number of shares of common stock of SMFG (limited to those with no collateral or other encumbrance attached) sufficient for the total number of shares of common stock of SMFG to be allotted and delivered to the shareholders of Cedyna upon the Share Exchange pursuant to Paragraph 1 of Article 2.

I -3-6

Article 6   (Disposal of Treasury Stock)
      At the Record Time, Cedyna shall dispose all of its treasury stock Cedyna will be holding by the Record Time (including the treasury stock to be acquired through the purchase of shares upon exercise of the appraisal rights in relation to the Share Exchange by the opposing shareholders), in accordance with laws and regulations, upon the resolution of the meeting of the Board of Directors to be held no later than the day immediately preceding the Effective Date.
Article 7   (Amendment of the Articles of Incorporation of Cedyna)
      Cedyna shall, at the extraordinary general meeting of shareholders provided in Paragraph 2 of Article 4, request for a resolution of a partial amendment to its articles of incorporation to delete the provision relating to the record date for determination of shareholders entitled to exercise voting rights at the annual general meeting of shareholders of Cedyna, effective as of March 30, 2011, which deletion being subject to the subsequent condition that the Share Exchange will become effective on or prior to May 1, 2011.
Article 8   (Change of Terms of Share Exchange and Termination of this Agreement)
1.   If, during the period from the date of execution of this Agreement to the Effective Date, any material change to the conditions of assets or business operations of FGCC, Cedyna or SMFG occurs, or otherwise the achievement of the purpose of this Agreement becomes difficult, FGCC and Cedyna may change the terms of the Share Exchange and the contents of this Agreement, or terminate this Agreement, by mutual agreement after consultation.
2.   FGCC may, if the amendment of articles of incorporation set forth in the preceding Article is not resolved at the extraordinary general meeting of shareholders of Cedyna provided in Paragraph 2 of Article 4, cancel the Share Exchange. Provided, however, that if FGCC opposes to such amendment of articles of incorporation at the relevant extraordinary general meeting of shareholders, the foregoing shall not apply.
Article 9   (Effectiveness of this Agreement)
      This Agreement shall become null and void in case the approval for this Agreement cannot be obtained at the extraordinary general meeting of shareholders of FGCC and Cedyna as provided in Article 4 (except in case that the approval for this Agreement cannot be obtained at the extraordinary general meeting of shareholders of FGCC as provided in the proviso of Paragraph 1 of the same article) or in case the approval by the competent authorities or similar entities necessary under the laws and regulations for the implementation of the Share Exchange cannot be obtained.

I -3-7

Article 10   (Unspecified Matter)
      In addition to the provisions hereunder, matters necessary in connection with the Share Exchange shall be determined by FGCC and Cedyna by mutual agreement after consultation in line with the purpose of this Agreement.
      IN WITNESS WHEREOF, FGCC and Cedyna have executed this Agreement in duplicate and shall retain one original each after affixing their respective names and seal impressions hereunto.
January 28, 2011

FGCC:	SMFG Card & Credit, Inc.
1-2, Marunouchi 1-chome, Chiyoda-ku, Tokyo
Kazuya Jono
President and Representative Director

Cedyna:	Cedyna Financial Corporation
23-20, Marunouchi 3-chome, Naka-ku, Nagoya City
Hajime Yamashita
President and Representative Director

I -3-8

3.   Summary of the contents of the matters provided in each of the items of Paragraph 1 of Article 184 (excluding Item 5 and Item 6) of the Ordinance for Enforcement of the Companies Act
(1) Matters relating to the fairness of the exchange consideration
(a)	Matters relating to the fairness of the aggregate number of exchange consideration and the allotment thereof
i	The aggregate number of exchange consideration and the contents of the allotment thereof
     Upon the Share Exchange, subject to the Share Exchange Agreement executed on January 28, 2011, FGCC will deliver, to each shareholder of the Company (excluding FGCC) as of the point of time immediately before FGCC shall acquire all the outstanding shares of the Company upon the Share Exchange (the “Record Time”), shares of common stock of SMFG at the ratio of 0.060 shares of the common stock of SMFG per share of the common stock of the Company such shareholder holds, in exchange for the common stock of the Company. Provided, however, that no exchange consideration will be allotted upon the Share Exchange for the shares of common stock of the Company held by FGCC (548,178,700 shares as of January 28, 2011). Furthermore, as of the Record Time the Company plans to dispose all of its treasury stock it holds (2,120,212 shares as of December 31, 2010) and the treasury stock the Company will be obtaining by the Record Time (including the treasury stock to be acquired through the purchase of shares upon exercise of the appraisal rights in relation to the Share Exchange by the opposing shareholders in accordance with Paragraph 1 of Article 785 of the Companies Act), upon the resolution of the meeting of the Board of Directors to be held by the day immediately preceding the effective date of the Share Exchange. Moreover, the number of shares of SMFG to be delivered in the Share Exchange may be modified due to reasons such as disposal of treasury stock by the Company.
     If there is any fraction of a share representing less than one (1) share of the common stock of SMFG to be allotted and delivered to each of the shareholders of the Company as a result of the Share Exchange, FGCC will deliver, to the shareholders of the Company who will be allotted such fraction of a share, a cash amount equivalent to the amount obtained by multiplying such fractional share by the market price per share of common stock of SMFG (any amount less than one (1) yen shall be rounded up), instead of shares of common stock of the Company. In this section, “market price” means the closing price (regular way) of a share of common stock of SMFG on the Tokyo Stock Exchange on the immediately preceding trading date of the effective date of the Share Exchange (in case no such price exists on such immediately preceding trading date, the closing price of the trading date on which such closing price exists, which date is closest to the effective date (limited to a date prior to the effective date)).

I -3-9

ii	Calculation Basis and Background
     In order to guaranty the fairness and reasonableness of the share exchange ratio for the Share Exchange, each of the parties decided to request a third-party valuation institution, and the Company appointed Nomura Securities Co., Ltd. (“Nomura”) and FGCC appointed Nikko Cordial Securities Inc. (“Nikko Cordial”) as each of their third-party valuation institutions.
     Nomura used, to calculate the value of shares of SMFG, market share price analysis and, to calculate the value of the shares of the Company, each of market share price analysis, comparable companies analysis and dividend discount model analysis (“DDM analysis”).
     In applying market share price analysis, the calculation was made based on the closing price of stock price on the base date, January 27, 2011, and the average closing prices for each of the periods of one (1) week, one (1) month, three (3) months and six (6) months prior to the base date.
     Nomura assumed that, with respect to the profit plan of the Company it referred at its calculation applying the above DDM analysis, after a temporary downturn of earnings, a significant increase in its profit due to the improvement of the business environment is expected as described below, but Nomura has not independently verified the accuracy, appropriateness and possibility of realization of such profit plan.
     The calculation results for the share exchange ratio of one (1) share of the Company in terms of shares of SMFG, calculated based on each of the methods for SMFG’s per share stock price are as follows.

	Method applied	Calculation results of the share exchange ratio
(i)	Market share price analysis	0.053~0.054
(ii)	Comparable companies analysis	0.059
(iii)	DDM analysis	0.053~0.070

     In calculating the share exchange rates, Nomura used the information provided by Both Companies and publicly available information, and assumed that all such materials and information were accurate and complete without independent verification of the accuracy or completeness of such materials and information. Nomura has not independently valued, appraised or assessed, nor has it requested a third party institution to appraise or assess, assets or liabilities (including contingent liabilities) of the Company, SMFG and their affiliated companies, including analysis and valuation on individual assets and liabilities. The calculation results of the share exchange ratio provided by Nomura reflect the information and economic conditions that were available as of January 27, 2011 and the contents of the revision to the earnings forecasts of the Company for the fiscal year ending March 31, 2011, and in addition,

I -3-10

Nomura assumed that the information relating to the Company’s financial forecasts (including profit plans and other information) has been reasonably reviewed and drafted by the Company’s management based on the best estimates and judgments available at the time.
     Nomura has submitted an opinion (a fairness opinion) dated January 27, 2011 to the Company, as to the appropriateness of the share exchange ratio in the Share Exchange based on above assumptions and conditions and certain other assumptions and conditions, from a financial point of view to the shareholders of the Company.
     On the other hand, Nikko Cordial used, to calculate the value of shares of SMFG, market share price analysis and, to calculate the value of the shares of the Company, each of market share price analysis and DDM analysis (Dividend Discount Model). In applying market share price analysis, setting the valuation base date at January 27, 2011, to calculate the value of the shares of the Company, the arithmetic closing price on the Tokyo Stock Exchange for the period of one (1) month, three (3) months and six (6) months prior to the valuation base date was applied, and to calculate the value of shares of SMFG, the arithmetic closing price on the Tokyo Stock Exchange for the period of one (1) month, three (3) months and six (6) months prior to the valuation base date was applied.
     Nikko Cordial assumed that, with respect to the profit plan of the Company it referred at its calculation applying the above DDM analysis, after a temporary downturn of earnings, a significant increase in its profit due to the improvement of the business environment is expected as described below, but Nikko Cordial has not independently verified of the accuracy, appropriateness and possibility of realization of such profit plan.
     The value range of one (1) share of the Company in terms of shares of SMFG, calculated based on each of the valuation methods for SMBC per share stock price are as follows.

	Calculation method	Value range of the share exchange ratio
(i)	Market share price analysis	0.048~0.060
(ii)	DDM analysis	0.042~0.071

     In calculating the above share exchange rates, Nikko Cordial generally relied on the information provided by Both Companies and publicly available information, and assumed that, all such materials and information was accurate and complete and there is no fact that may have a material effect to the calculation of the share exchange ratio, undisclosed to Nikko Cordial, without independent verification of the accuracy or completeness of such materials and information. Nikko Cordial has not independently valued, appraised or assessed, nor has it requested a third party institution to appraise or assess, assets or liabilities (including contingent liabilities) of SMFG and the Company and their affiliated companies, including analysis and valuation on each of the individual assets and liabilities. In addition, Nikko Cordial assumed that the information relating to the Company’s financial forecasts referred to at such calculation, has

I -3-11

been reasonably prepared and drafted by the Company based on the best estimates and judgments available at the time. Furthermore, the calculation of share exchange ratios made by Nikko Cordial is based on information and economic conditions as of January 27, 2011 and the contents of the revision to the earnings forecasts of the Company for the fiscal year ending March 31, 2011. Nikko Cordial does not intend to express its opinion on the fairness of the share exchange ratio in the Share Exchange by submitting the calculation results of share exchange ratios.
     As a calculation basis of DDM analysis, in the profit plan the Company submitted to Nomura and Nikko Cordial, a significant increase in profit is predicted for some fiscal years. This was because the Company believes that the earnings forecasts for the current fiscal year will temporarily decline, but from the next fiscal year, earnings may be expected to improve.
     Both Companies determined respectively, with reference to the calculation results of the share exchange ratios submitted by the above third-party valuation institutions and upon repetitive negotiations and consultations considering the financial condition, business trends, share price trends, etc., of the Company and SMFG, that the share exchange ratios described in above (a)(i) will contribute to the interest of the shareholders of Both Companies, and upon the approvals of the meetings of board of directors of Both Companies held on January 28, 2011, resolved the share exchange ratio in the Share Exchange.
     The share exchange ratio in the Share Exchange may be changed upon consultations between Both Companies in the event a material change occurs in the conditions consisting of the basis of calculation.
iii  Relationships with valuation institutions
     Nomura, which is the third-party valuation institution of the Company, is independent from the Company, FGCC and SMFG, does not fall under a related party of Both Companies and has no material interest. Meanwhile, FGCC, upon giving consideration to the Nikko Cordial’s know-how, performance, etc. related to share price valuation, determines that its calculation results are reliable and appropriate. Nikko Cordial is a consolidated subsidiary of SMFG.
(b)	Reason for choosing the common stock of SMFG as the exchange consideration
     The Company decided to allot shares of the common stock of SMFG as the consideration, taking into consideration that, i) if the shares of FGCC which is an unlisted company are allotted as the consideration, the minority shareholders of the Company will be acquiring shares with low liquidity, ii) by delivering the shares of SMFG instead of cash, as the consideration, an opportunity of sharing the synergy produced by the making of the Company a wholly-owned subsidiary can be provided for the shareholders of the Company and iii) the capital relationship of SMFG being the wholly-owning parent company of FGCC must be maintained.

I -3-12

     As a result of the Share Exchange, it is expected that there will be some shareholders who come to hold shares in a number that represents less than one unit of SMFG stock (i.e., 100 shares). In particular, shareholders who hold less than 1,667 shares of the Company will only hold a number of shares that represents less than one unit of SMFG stock, and the number of such shareholders are expected to be approximately 80% of the total number of shareholders of the Company (such percentage is based on data in the Shareholders Register of the Company as of September 30, 2010 and may be different from the current percentage.). Although it will not be possible to sell such shares representing less than one unit in the stock exchange markets, shareholders holding shares representing less than one unit of SMFG stock may take advantage of the programs with respect to the shares of SMFG as described below on and after the effective date of the Share Exchange:
(i)	Additional purchase program for shares representing less than one unit (additional purchase of shares to consist of a whole unit)

Pursuant to Article 194 of the Companies Act, shareholders holding shares representing less than one unit of SMFG shares may additionally purchase from SMFG the number of shares that, when added to such shareholder’s shares representing less than one unit, will equal one unit (100 shares).

(ii)	Buyback program of shares representing less than one unit (sale of shares less than one unit)

Pursuant to Article 192 of the Companies Act, shareholders holding shares representing less than one unit of SMFG shares may request SMFG to buyback such shares representing less than one unit that such shareholders hold.
(c)	Matters considered so that the interest of the shareholders of the Company (excluding FGCC) will not be prejudiced
i	Measures to ensure Fairness
     FGCC holds 67.49% of the total outstanding shares of the Company. In order to ensure the fairness and reasonableness of the share exchange ratio for the Share Exchange, in implementing the Share Exchange, as described in 3.(1)(a)(ii) above, the Company requested Nomura which is a third-party valuation institution to analyze the share exchange rate for the Share Exchange, negotiated and discussed with FGCC based on such analysis results, and the board of directors of the Company resolved the implementation of the Share Exchange at the share exchange rate specified in 3.(1)(a)(i) above at their meeting of board of directors held on January 28, 2011.
     The Company has obtained from Nomura an opinion (a fairness opinion) dated January 27, 2011 as to the appropriateness of the share exchange ratio for the Share Exchange from a financial point of view to the shareholders of the Company. In addition, the Company has retained Anderson Mori & Tomotsune as their legal advisor and was advised regarding methods

I -3-13

and processes for the Share Exchange and decision making procedures from a legal point of view.
ii	Measures to Avoid Conflict of Interests
     Since the Company is a subsidiary of FGCC, with the view to avoid conflict of interest, out of the directors of the Company, Hajime Yamashita, Representative Director and Kazuya Jono, Outside Director, who concurrently serve as directors of FGCC, did not participate in the above referred discussion and resolution at the meeting of board of directors of the Company held on January 28, 2011. With respect to such meeting of board of directors, the execution of the Share Exchange Agreement was unanimously resolved by all directors excluding the above two. In addition, out of the auditors of the Company, Akiomi Narui, Full-time Corporate Auditor, Tomiyoshi Momma, Full-time Corporate Auditor, Yutaka Hori, Corporate Auditor and Akihiko Kawakami, Corporate Auditor attended such meeting of board of directors and expressed their opinion that they have no objection towards the execution of the Share Exchange Agreement (the Company has separately confirmed with Eisuke Nagatomo, Corporate Auditor who could not attend such meeting of board of directors for certain reasons, that he has no objection in resolving the execution of the Share Exchange Agreement at the relevant meeting of board of directors).
     Moreover, in order to avoid conflicts of interest, Hajime Yamashita, Representative Director and Kazuya Jono, Outside Director, who concurrently serve as directors of FGCC, did not participate in the discussion and negotiation with FGCC with respect to the Share Exchange.
     Furthermore, prior to the meeting of board of directors held on January 28, 2011, from a special committee consisting of Yutaka Hori, Corporate Auditor, Eisuke Nagatomo, Corporate Auditor and Akihiko Kawakami, Corporate Auditor, who are independent officers of the Company and do not have any conflict of interest with SMFG or FGCC which are the controlling shareholders of the Company, an opinion with respect to the Share Exchange, stating that (a) aspects contributing to the improvement of corporate value can be recognized in the Share Exchange and furthermore, no unreasonable aspect can be recognized in the purpose of the Share Exchange, (b) any aspect failing to ensure fairness cannot be recognized in the consideration and other conditions (including the allotment and delivery of shares representing less than one unit of SMFG stock to a considerable number of shareholders of the Company) of the Share Exchange, (c) in the Share Exchange, it can be presumed that sufficient consideration was given to the profits of minority shareholders through a fair procedure, and (d) in addition to (a) through (c), it can be considered that any aspects unfavorable to the minority shareholders in the Share Exchange cannot be recognized in particular, was obtained. The board of directors of the Company made the above resolution upon a careful deliberation with consideration to above opinion. The Company has obtained legal advice regarding the method for passing the foregoing resolution of the meeting of the board of directors and other measures to avoid conflict of interests from Anderson Mori & Tomotsune, its legal advisor.

I -3-14

(2)	Reference matters related to the exchange consideration
(a)	Provisions of the Articles of Incorporation of SMFG
          Subject to the provisions of the laws and regulations and Article 15 of the articles of incorporation of the Company, provisions of the articles of incorporation of SMFG are posted on the Company’s website (http://www.cedyna.co.jp/).
(b)     The aggregate number of voting rights and other equivalent rights expected to be held by the shareholders, etc. of SMFG supposing a general meeting of shareholders of SMFG or anything otherwise equivalent to it were held on the date the share exchange becomes effective:
          13,949,270 voting rights
          The above number is based on the total voting rights of SMFG as of September 30, 2010, and may fluctuate upon the acquisition of treasury stock by SMFG thereon and depending on the number of shares to be delivered upon the Share Exchange by FGCC.
(c)     Contents of the financial statements and other equivalent documents with respect to the most recent fiscal year of SMFG
          Subject to the provisions of the laws and regulations and Article 15 of the articles of incorporation of the Company, contents of the financial statements and other equivalent documents to SMFG with respect to the fiscal year ended March 31, 2010 are posted on the Company’s website (http://www.cedyna.co.jp/).
(d)     Contents of the business reports with respect to the most recent fiscal year of SMFG
          Subject to the provisions of the laws and regulations and Article 15 of the articles of incorporation of the Company, contents of the business reports of SMFG with respect to the fiscal year ended March 31, 2010 are posted on the Company’s website
(http://www.cedyna.co.jp/).
(e)     Contents of the balance sheets or other equivalent documents of SMFG with respect to each fiscal year the last day of which fell during the past five (5) years
          SMFG has filed Annual Securities Reports subject to the provisions of Paragraph 1 of Article 24 of the Financial Instruments Exchange Law with respect to the contents of the balance sheets or other equivalent documents of SMFG with respect to each fiscal year the last day of which fell during the past five (5) years, and therefore the contents of this item are not described in this Reference Document for the General Meeting of Shareholders.

I -3-15

(f)      Matters related to the method of conversion of the exchange consideration and the market price of the exchange consideration
i         Trading markets of the exchange consideration
     Common stock of SMFG is traded on the Tokyo Stock Exchange (First Section), the Osaka Securities Exchange (First Section) and the Nagoya Stock Exchange (First Section).
ii        Broker or agent of the exchange consideration
     Common stock of SMFG may be traded via general securities companies nationwide.
iii       Limits on transfer and other ways of disposal of the consideration
     Not applicable.
iv       Matters related to the market price of the exchange consideration
     The average of the closing price of shares of common stock of SMFG on the Tokyo Stock Exchange (First Section) for the six (6) months period until the immediately preceding business day of the announcement date of the Share Exchange (January 28, 2011) was 2,637 yen. Furthermore, the closing price of shares of common stock of SMFG on the Tokyo Stock Exchange (First Section) on the immediately preceding business day of January 28, 2011 was 2,918 yen.
     Information on the latest share price of shares of common stock of SMFG on the Tokyo Stock Exchange (First Section), the Osaka Securities Exchange (First Section) and the Nagoya Stock Exchange (First Section), may be obtained free by searching the share price of SMFG on each of the websites of the Tokyo Stock Exchange, Inc. (http://www.tse.or.jp/index.html) and the Osaka Securities Exchange Co., Ltd. (http://www.ose.or.jp/), and by referring to “Nagoya Stock Exchange — List of Stock Quotation (Flash Report)” of the “Market Information” on the website of the Nagoya Stock Exchange Co., Ltd. (http://www.nse.or.jp/).
(g)     Matters with respect to the procedures in case the exchange consideration can be repaid by ways of repurchase of treasury stock, repayment for interest holding or any other comparable procedure
          With respect to shares of common stock of SMFG, shareholders cannot receive the amounts repaid by ways of repurchase of treasury stock, repayment for interest holding or any other comparable procedure by right of such shareholders.

I -3-16

(3)	Matters with respect to the fairness of the provisions of stock acquisition rights related to the share exchange
          Since the Company has not issued any stock acquisition rights as provided in Item 3 of Paragraph 3 of Article 787 of the Companies Act, matters with respect to the fairness of the provisions on stock acquisition rights related to the share exchange as provided in Item 3 of Paragraph 1 of Article 184 of the Ordinance for Enforcement of the Companies Act, do not apply.
(4) Matters concerning financial documents, etc.
(a)	Details concerning financial documents, etc. for final fiscal year of FGCC
Details concerning the financial documents, etc. for the final fiscal year of FGCC are as described in pages I -3-17 to I -3-35.
Business Report for the Second Term
(From April 1, 2009 to March 31, 2010)
1.  Matters concerning the Current Situation of SMFG Card & Credit, Inc. (for this section, the “Company”)
(1)	Progress and results of the business
The Company was established on October 1, 2008, as a business management company which engages in (i) strengthening collaboration between the affiliated group companies related to the credit card business of Sumitomo Mitsui Financial Group, (ii) reorganization and improvement of efficiency of the business, and (iii) plan and execution of unified control over management resources. On December 1, 2008, the Company succeeded to the management and operations of Sumitomo Mitsui Card Company, Limited, Central Finance Co., Ltd., OMC Card, Inc. and QUOQ Inc. from Sumitomo Mitsui Financial Group and Sumitomo Mitsui Banking Corporation through the corporate split.
In the second term (current term) of the Company, Cedyna Financial Corporation was formed on April 1, 2009, through the merger of three companies: Central Finance Co., Ltd., OMC Card, Inc. and QUOQ Inc. As a result of this merger, a two-company system was established in which both Cedyna Financial Corporation and Sumitomo Mitsui Card Company, Limited engage in the credit card business of our group (the “Group”). Based on their unified group strategies and policies towards the realization of “the pursuit of economies of scale throughout the entire group,” and “the maximization of top-line synergy through the utilization of each company’s strength,” an integrated alliance between Cedyna Financial Corporation and Sumitomo Mitsui Card Company, Limited was established.
In addition, the Company resolved at the meeting of the board of directors on January 6, 2010, to subscribe for all of the shares issued by Cedyna Financial Corporation (49,999,996 thousand yen) by way of a third-party allotment at the end of May 2010, subject to (i) approval of an extraordinary general shareholders’ meeting of Cedyna Financial Corporation and (ii) filling with, and permissions and approval of the relevant authority. This subscription for shares would be carried out in order to (a) accelerate and

I -3-17

ensure management restructuring, including investments in new businesses and systems to increase corporate value, as well as cost restructuring, (b) clarify the position in the Group as the core company focusing on the credit card business, and (c) strengthen the financial bases. Cedyna Financial Corporation will become a subsidiary of the Company after the completion of the closing of this third-party allotment.
As a result of the business activities described above, the operating expense was 384,354 thousand yen. The net loss for the fiscal year was 2,950,244 thousand yen, due to the increased provisions for the shares of the affiliated companies held by the Company, while recording the operating revenue of 2,005,901 thousand yen, due to (i) the collection of the management advisory fee from the group companies in respect of the operating expense, and (ii) the receipt of dividend payments.
A comparison with the previous term in respect of each revenue and expense is not stated herein because the date of establishment of the Company was October 1 and, therefore, the revenue and expense was recorded for a period of six months.

(2)	Changes in the condition of assets, and profit and loss
(Unit: Thousands of Yen)

Category	First Term	Second Term (Current Term)
	Fiscal Year 2008	Fiscal Year 2009
Operating revenue	88,880	2,005,901
Net loss for the fiscal year	(16,977,661)	(2,950,244)
Net loss for the fiscal year per share	(1,137,531.72) yen	(132,007.90) yen
Total assets	123,268,762	124,188,184

(Note 1)	Net loss for the fiscal year per share and the other amounts stated are indicated by rounding down to the nearest 0.01 yen and the nearest 1,000 yen, respectively.

(Note 2)	The fiscal year for 2008 (first term) was recorded and settled for a period of six months because the date of establishment of the Company was October 1.
(3)	Issues to be addressed
The Company will continue to strengthen and increase the productivity of the credit card business by increasing collaboration with the group companies in the future, and will continue to strive to establish a system that allows for operations to be performed in an appropriate and fair manner.
In addition, as a strategic subsidiary in respect of the credit card business of Sumitomo Mitsui Financial Group, the Company will promote collaboration with Sumitomo Mitsui Financial Group in order to perform well-regulated and suitable operations.

(4)	Principal business Management and administration of the affiliated group companies in respect of the credit card business of Sumitomo Mitsui Financial Group

I -3-18

(5)	Principal office Head office: 1-2, Yurakucho 1-chome, Chiyoda-Ku, Tokyo, Japan

(6)	Status of employees

		Increase or decrease from
		the end of the preceding
	Number of employees	fiscal year
Employees	36	+6

(7)	Stats of material parent company and subsidiaries, etc.
(a)	Status of parent company
The parent company of the Company is Sumitomo Mitsui Financial Group, which owns all outstanding shares of the Company (equity position: 100%).
The Company engages in the management of companies related to the credit card business of Sumitomo Mitsui Financial Group, and the Company receives human resources, etc from Sumitomo Mitsui Financial Group.

(b)	Status of subsidiaries, etc.
(Unit: Millions of Yen)

		Shareholding	Description of
Company name	Capital stock	ratio	business
Sumitomo Mitsui Card Company, Limited	34,000	65.99%	Credit card services
Cedyna Financial Corporation	57,843	45.83%	Credit card services, Installment business

(Note 1)	Capital stock and shareholding ratio are indicated by rounding down to second decimal point.

(Note 2)	The Company receives human resources from the two companies stated in this table in order to promote the strategy of alliance of group companies smoothly.
(8)	Principal lender and amount borrowed Not applicable.

(9)	Other material matters concerning company’s current situations Not applicable.
2.	Matters concerning company’s shares
(1)	State of shares

Total number of shares authorized to be issued:	Common stock 200,000 shares
Total number of shares issued:	Common stock 22,349 shares
Number of shareholders:	1
(2)	State of major shareholders

I -3-19

State of shareholding by the
	State of shareholding of		Company of its major
Name of shareholder	the Company's shares		shareholders’ shares
	Number of	Shareholding	Number of	Shareholding
	shares held	ratio	shares held	ratio
Sumitomo Mitsui Financial Group Inc.	22,349 shares	100%	-	-

(3)	Other material matters concerning shares
The issuance of new shares of the Company’s common stock by way of a pro-rata issue to shareholders was resolved at the meeting of the board of directors held on March 30, 2010, and the payment was made on April 30, 2010. A summary of this matter is as follows:
(a)	Type and number of shares to be issued Common stock: 9,100 shares

(b)	Issue price 5,540,000 yen per share

(c)	Aggregate issue price 50,414,000,000 yen

(d)	Amount allocated to paid-in capital 25,207,000,000 yen

(e)	Intended utilization of the funds The funds are scheduled to be used for payment for the common stock to be issued by Cedyna Financial Corporation, the Company’s affiliates, and for other purposes.
3.	Matters Concerning Company Officers
(1)	Directors and corporate auditors (as of March 31, 2010)

Position and	Name	Significant concurrent posts
responsibility
Representative Director and President	Kazuya Jono	Senior Managing Director at Sumitomo
Mitsui Financial Group (SMFG)
Senior Managing Director at Sumitomo
Mitsui Banking Corporation (SMBC)
Part-Time Director at Sumitomo Mitsui
Card Company, Limited
Part-Time Director at Cedyna Financial
Corporation
Director General Manager of Planning Dept.	Masao Yokoyama	General Manager of Card Business Dept. at SMFG Part-Time Corporate Auditor at Sumitomo Mitsui Card Company, Limited
Director (Part-Time)	Koichi Tsukihara	Representative Director and President at Sumitomo Mitsui Card Company, Limited Chairman at VJA Chairman at Omni Card Association

I -3-20

Representative Director and President at VJA K.K.
Representative Director and President at Omni Card K.K.]
Vice Chairman at Japan Consumer Credit Association
Chairman at Japan Credit Card Association
Director at Japan Credit Counseling Association
Director at Credit Information Center Corporation
Director at Japan MasterCard Clearing Organization
Director at The Kyushu Card Co., Ltd.
Director at The Hokkoku Credit Service Co., Ltd.
Director at The Toho Credit Service Co., Ltd. Director at The Akita International Card Co., Ltd.
Director at Aogin Credit Card Co., Ltd.
Director at The Kansai Credit Service Corporation
Director at The Biwagin Card Co., Ltd.
Director at The Gungin Card Co., Ltd.
Director at The Awagin Card Company Limited
Part-Time Corporate Auditor at Miegin Card Corporation

Director (Part-Time)	Hiromichi Funahashi	Representative Director and President at Cedyna Financial Corporation

Director (Part-Time)	Yukihiko Onishi	General Manager of Subsidiaries & Affiliates Dept. at SMBC
General Manager of Subsidiaries & Affiliates Dept. at SMFG
Representative Director at SMBC Finance Business Planning Co., Ltd.
Part-Time Director at ORIX Credit Corporation
Part-Time Corporate Auditor at Sumitomo Mitsui Finance & Leasing Co., Ltd.
Part-Time Director at Sumitomo Mitsui Auto Service Company, Limited
Part-Time Corporate Auditor at the Japan Research Institute, Limited
Part-Time Corporate Auditor at JSOL

I -3-21

Corporation
Part-Time Corporate Auditor at Sakura Card Co., Ltd.
Part-Time Corporate Auditor at SMBC finance service Co., Ltd.
Part-Time Corporate Auditor at Sakura Information Systems Co., Ltd.
Part-Time Corporate Auditor at SMBC Loan Business Planning Co., Ltd.
Corporate Auditor (Part-Time)	Yoji Yamaguchi	Corporate Auditor at SMFG
Corporate Auditor (Part-Time)	Masaaki Nomura	Joint General Manager of Subsidiaries & Affiliates Dept. at SMBC
Joint General Manager of Subsidiaries & Affiliates Dept. at SMFG
Part-Time Corporate Auditor at Sumitomo Mitsui Auto Service Company, Limited
Part-Time Corporate Auditor at ORIX Credit Corporation
Part-Time Corporate Auditor at SMBC Consulting Co., Ltd.

(Note 1)	Change of directors and corporate auditors beginning on April 1, 2009, is as follows:

Position and	Name	Notes
responsibility
Representative Director and President	Takeshi Kunibe	resigned on April 1, 2009
Representative Director and President	Kazuya Jono	assumed office on April 1, 2009
Corporate Auditor (Part-Time)	Ko Uemae	resigned on June 26, 2009
Corporate Auditor (Part-Time)	Masaaki Nomura	assumed office on June 26, 2009
Director (Part-Time)	Yukihiko Onishi	resigned on April 28, 2010
Director (Part-Time)	Naoki Tamura	assumed office on April 30, 2010

I -3-22

(2)	Amount of remuneration, etc. of directors and corporate auditors

Category	Number of	Amount paid for	Limit set at the general meeting
	people paid	the fiscal year	of shareholders
Director	2	15,510 thousand yen	100,000 thousand yen per year (excluding employee salary for directors who concurrently serve as employees)
Corporate Auditor	—	—	50,000 thousand yen per year

(Note) Difference between the number of people who are paid and the number of people at year-end is attributable to 3 directors and 2 corporate auditors with no remuneration.
4.	Matters Concerning Accounting Auditor

Name of the accounting auditor KPMG AZSA LLC

5.	Contents of Resolution of the Board of Directors Relating to Systems to Ensure the Proper Conduct of Company Operations

The Company’s board of directors resolved, on May 20, 2010 to adopt systems to ensure the proper conduct of company operations as follows.

(1) Systems concerning storage and management of information regarding performance of directors’ duties
Information regarding performance of directors’ duties shall be saved and managed properly in accordance with the rules for information management and rules for document management.
(2)	Policy and other systems for management of risks of losses
(a) For the proper management of risks of losses to the Company, basic matters concerning risk management shall be specified in the basic policies for risk management and the rules for risk management, by the resolution of the Company’s board of directors, and the planning department comprehensively and systematically shall manage all categories of risks.
(b) The designated board members and the planning department shall conduct risk management in accordance with the basic policies for risk management approved by the Company’s board of directors, as set forth in (a) above.
(3)	Systems to ensure that the performance of directors’ duties is conducted effectively
(a) In order to ensure that the performance of directors’ duties is conducted effectively, business plans shall be formulated, and management of business operation and performance shall be conducted under such business plans.
(b) While each director shall share the performance of their duties properly, rules for organization and others shall be established and authority shall be delegated properly in accordance with such rules.
(4)	Systems to ensure that the performance of duties of officers and employees complies with

I -3-23

laws and ordinances and the Articles of Incorporation
(a) In order to ensure that the performance of the duties of officers and employees complies with the laws and ordinances and the Articles of Incorporation, the Company’s board of directors shall establish the Compliance Manual and the officers and employees shall comply with such manual.
(b) With the objective of ensuring that compliance systems function effectively, the board of directors shall prepare a specific plan for compliance related activities each fiscal year, including review of and necessary revisions to regulations and training, and the Company shall continue improving such systems.
(c) In order to verify the implementation status relating to the above, the Audit Department shall conduct internal audits of the operations and report the results of such internal audits to the Company’s board of directors.
(5)	Systems to ensure the proper conduct of company operations within the corporate group
(a) The Group’s basic policies and plans for management shall be determined based on the group basic policies and plans for Sumitomo Mitsui Financial Group.
(b) In order to maintain a unified compliance system across the entire Group, the Company shall set forth group company rules and compliance manuals for the group, and shall manage the compliance properly in accordance with such rules.
(6)	System of employees who support the corporate auditor’s duties and its independence from directors
The corporate auditor’s opinion shall be respected in respectu of the employees to support the corporate auditor’s duties.
(7)	Matters concerning system, etc. in which the officers and employees deliver reports to the corporate auditors
(a) If the officers and employees find any facts that may cause material damage to the Company or its group companies, any misconduct, or any material facts that violate the laws and ordinances or the Articles of Incorporation, the officers and employees shall report such facts to the corporate auditors.
(b) When the officers and employees are required by the corporate auditors to explain their execution of business operation, the officers and employees shall promptly report to the corporate auditors
(8)	Matters concerning systems to ensure that the audit by the corporate auditor is conducted effectively
(a) The Audit Department shall maintain close coordination with the corporate auditor, and, if the corporate auditor asks for corporation with its audit, the Audit Department shall endeavor to enable the corporate auditor to conduct its audit effectively.
(b) The Representative Director shall endeavor to upgrade the effectiveness of the audit function by the corporate auditor, for instance, by ensuring an opportunity to exchange opinions regularly with the corporate auditor.
(Note)	As to the amounts shown in this Report, any fractional amount less than the relevant unit is disregarded.

I -3-24

BALANCE SHEET
(As of March 31, 2010)
(Unit: Thousands of Yen)

ASSETS		LIABILITIES
Item	Amount	Item	Amount

Current assets	1,795,696	Current liabilities	34,104

Cash and deposits	1,398,114	Expenses payable	811

Prepaid expenses	2,059	Amount withheld	6,438

Suspense payments	54,330	Corporate income taxes payable	1,210

Accounts receivable	341,190	Consumption taxes payable	7,594

Non-current assets	122,392,487	Reserve for employee bonuses	18,049

Tangible non-current assets	231	Total Liabilities	34,104

Equipment and fixtures	231	NET ASSETS

Investments and other assets	122,392,256	Stockholders’ equity	124,154,079

Affiliates’ stock	143,881,985	Capital stock	100,000

Allowance for loss from investments	Δ21,489,728
		Capital surplus	143,981,985

		Additional paid-in capital	143,981,985

		Retained earnings	Δ19,927,905

		Other retained earnings	Δ19,927,905

		Earned surplus carried forward	Δ19,927,905

		Total net assets	124,154,079

TOTAL ASSETS	124,188,184	TOTAL NET ASSETS AND LIABILITIES	124,188,184

I -3-25

STATEMENT OF INCOME
(From April 1, 2009 to March 31, 2010)
(Unit: Thousands of Yen)

ACCOUNT ITEM	AMOUNT

Operating Revenue		2,005,901

Affiliates’ dividends received	1,705,549

Affiliates’ commission earned	300,352

Operating Expense		384,354

Selling, general and administrative expenses	384,354

Operating profit		1,621,547

Non-Operating Revenue		413

Interest received	405

Miscellaneous income	7

Ordinary profit		1,621,960

Extraordinary Losses		4,570,995

Provision for allowance for losses on investments	4,570,995

Losses before income taxes		2,949,034

Corporation, resident and enterprise taxes		1,210

Net loss for the fiscal year		2,950,244

I -3-26

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(From April 1, 2009 to March 31, 2010)
(Unit: Thousands of Yen)

	Stockholders' Equity				Valuation and variance of translation	Total net assets
	Capital stock	Capital surplus	Retained earnings	Total stockholders’ equity
		Additional paid-in capital	Other retained earnings		Other stock variance of the estimates
			Earned surplus carried forward

Previous year end balance	100,000	143,981,985	∆ 16,977,661	127,104,323	∆ 3,853,861	123,250,462

Change of items for the fiscal year

Net loss for the fiscal year	-	-	∆ 2,950,244	∆ 2,950,244	-	∆ 2,950,244

Net change of items other than stockholders’ equity during the fiscal year	-	-	-	-	3,853,861	3,853,861

Total change of items during the fiscal year	-	-	∆ 2,950,244	∆ 2,950,244	3,853,861	903,616

Balance at the end of this fiscal year	100,000	143,981,985	∆ 19,927,905	124,154,079	-	124,154,079

Notes to Non-Consolidated Financial Statements
1.	Notes to the Matters concerning Significant Accounting Policy
(1)	Valuation basis and method for securities

(a)	Subsidiaries’ stock and affiliates’stock:	Moving-average cost method

(b)	Other securities

	Where there is a market quotation:	Market value method based on the market value at the closing date of this fiscal year etc. (The valuation difference is processed by including the net assets, and the cost of securities sold is computed by the moving-average method.)

	Where there is no market quotation:	Moving-average cost method
(2)	Method of depreciation of non-current assets

Equipment and fixtures:	Depreciation is computed by the declining-balance method.

(Main useful lives: 3 ~ 5 years)
(3)	Basis of recording of allowances

Allowance for losses on investments:	In order to prepare against losses in respect of investments in affiliates, the Company makes allowances for losses on investments

I -3-27

in the amount deemed necessary, having regard to the financial or other condition of the relevant companies.

Reserve for employee bonuses:	With respect to the estimated amount of bonuses to be paid to employees, such amount attributable to this fiscal year is reported as a reserve in order to prepare for the payments of bonuses to employees.
(4)	Accounting method with respect to consumption taxes, etc. Accounting method with respect to consumption taxes and local consumption taxes is tax-excluding method.
2.	Notes to the Balance Sheet
(1)	Any fractional amounts less than 1,000 yen are discarded.
(2)	Accumulated depreciation of tangible non-current assets:	¥312,000
3.	Notes to the Statement of Income
(1)	Any fractional amounts less than 1,000 yen are discarded.

(2)	Transaction amounts with affiliates
Operating profit:	¥2,005,901,000

Operating expense:	¥167,387,000
4.	Notes to the Statements Of Changes In Stockholders’ Equity
(1)	Any fractional amounts less than 1,000 yen are discarded.

(2)	Type and aggregate number of shares issued as of the end of this fiscal year:
Common stock	22,349 shares
(3)	Type and aggregate number of shares of treasury stock as of the end of this fiscal year: Not applicable

(4)	Matters concerning dividends from surplus
(a)	Amount of dividends: Not applicable

(b)	Dividends having a record date that falls within this fiscal year and an effective date that comes after the end of this fiscal year: Not applicable
(5)	Number of shares of the Company to be acquired upon exercise of the Stock Acquisition

I -3-28

Rights: Not applicable
5.	Notes to Financial Instruments
(Additional Information)
From this fiscal year, the Company has adopted the “Accounting Standards concerning Financial Instruments” (ASBJ Statement No. 10, March 10, 2008) and the “Guidance on Disclosure of Fair Values of Financial Instruments” (ASBJ Guidance No. 19, March 10, 2008).
(1)	Matters concerning status of financial instruments The Company limits its fund management to short-term deposits, etc.

(2)	Matters concerning fair values of financial instruments
The balance sheet amount, fair value and the differences between such amounts as of March 31, 2010 (closing date for this fiscal year) are as follows:
(Unit: Thousands of Yen)

	Balance Sheet Amount	Fair value	Difference
Cash and deposits	1,398,114	1,398,114	-
Stocks of Affiliated Company	58,591,293
Allowance for investment loss	21,489,728
After write-offs	37,101,564	37,101,564	-

(Note 1) Matters concerning calculation method for the fair value of financial instruments
	(a)	Cash and deposits
Since there are demand deposits without maturity for the full amount thereof and the fair value is approximately equal to the book value, such book value is treated as the fair value.
	(b)	Stocks of Affiliated Company
With respect to the listed shares from among the stocks of affiliated companies, the market price at the end of the fiscal year is treated as the fair value.
(Note 2)	With respect to the unlisted shares (the balance sheet amount: 85,290,691 thousand yen) from among the stocks of affiliated companies, since there is no market price and the future cash flow can not be estimated, and therefore it is considered extremely difficult to determine the fair value, such fair value is not included in this table.
6.	Notes to Transactions with Related Parties
(1)	Subsidiaries and affiliates, etc

I -3-29

(Unit: Thousands of Yen)

Attribution	Name of Company	Holding (held) ratio of voting rights	Relationship with related parties	Description of transaction (Note)	Transaction amount (Note)	Item	Year ending balance

Subsidiary	Sumitomo Mitsui Card Company, Limited	(Holding) 65.99%	Management advice	Receipt of management advisory fee	300,352	-	-
			Acceptance of seconded employees Concurrent officers	Labor cost for seconded employees	62,411	-	-

Affiliate	Cedyna Financial Corporation	(Holding) 45.83%	Acceptance of seconded employees Concurrent officers	Labor cost for seconded employee	101,323	-	-

(Note) Consumption tax, etc. is not included in the transaction amount which is subject to consumption tax, etc.
(2)	Fellow subsidiaries, etc
(Unit: Thousands of Yen)

Attribution	Name of Company	Holding (held) ratio of voting rights	Relationship with related parties	Description of transaction (Note)	Transaction amount (Note)	Item	Year ending balance
Subsidiary of Parent Company	Sumitomo Mitsui Banking Corporation	N/A	Acceptance of seconded employees	Labor cost for seconded employees	158,842	-	-

(Note) Consumption tax, etc. is not included in the transaction amount which is subject to consumption tax, etc.
7.	Notes to Information Per Share
Net assets per share	5,555,240 yen 91 sen
Net loss per share for the fiscal year	132,007 yen 90 sen
(Note) Any fractional amounts less than 1 sen are rounded down.
8.	Notes to Significant Subsequent Event
The issuance of new shares by way of a pro-rata issue to shareholders was resolved at the meeting of the board of directors held on March 30, 2010, and the payment was completed on April 30, 2010. A summary of this matter is as follows:
(a)	Type and number of shares to be issued Common stock 9,100 shares
(b)	Issue price 5,540,000 yen per share
(c)	Total amount issued 50,414,000,000 yen
(d)	Amount issued which is capitalized 25,207,000,000 yen
(e)	Purpose of the funds The funds are scheduled to be used for payment of the common stock to be issued by Cedyna Financial Corporation, the Company’s affiliates, and for other purposes.

I -3-30

9.	Other Notes
The Company resolved at the meeting of the board of directors held on January 6, 2010, that it would subscribe 324,675,300 new common shares to be issued by way of a third-party allotment by Cedyna (the capital increase in Cedyna). Summary of such capital increase is as follows.

<Summary>
(a)	Type and number of shares to be issued Common stock 324,675,300 shares
(b)	Issue price 154 yen per share
(c)	Total amount issued 49,999,996,200 yen
(d)	Allottee SMFG Card & Credit, Inc. (the Company)
(e)	Payment Date May 31, 2010 (scheduled)
(f)	Purpose of the Funds
The funds are scheduled to be used as funds for investment, etc. in new businesses including operation of financial businesses overseas such as in Southeast Asia (approx. 5 billion yen), funds for investment, etc. in development of next-generation systems for credit card business, etc. operated in collaboration with Sumitomo Mitsui Card Company, Limited (approx. 19 billion yen) and funds for investment, etc. in business restructuring (approx. 25.5 billion yen).

I -3-31

INDEPENDENT AUDITORS’ REPORT
May 7, 2010
To: Board of Directors
SMFG Card & Credit, Inc.
KPMG AZSA&Co.
Hiroshi Numano, CPA (seal)
  Designated Partner and Engagement Partner
Hiroyuki Yamada, CPA (seal)
  Designated Partner and Engagement Partner
Seiki Miyata, CPA (seal)
  Designated Partner and Engagement Partner
We have audited, pursuant to the provisions of Article 436, Paragraph 2, Item 1 of the Companies Act, the financial statements of SMFG Card & Credit, Inc. for the 2nd fiscal year from April 1, 2009 through March 31, 2010, i.e., the Balance Sheet, Statement of Income, Statements of Changes in Stockholders’ Equity, Notes to Financial Statements, and their supplementary statements. The preparation of the financial statements and their supplementary statements is the responsibility of the management of the Company. Our responsibility is to express our opinion on these financial statements and their supplementary statements as an independent auditor.
We conducted our audits in accordance with generally-accepted auditing standards in Japan. Those standards require that we obtain reasonable assurance about whether the financial statements and their supplementary statements are free of material misstatements. An audit is conducted by an examination on a test basis, and includes an evaluation of the presentation of the overall financial statements and their supplementary statements, such as the assessment of the accounting principles used by the management, the method of application thereof and the estimates made by the management. We believe that, as a result of our audit, we obtained a reasonable basis for our opinion.

I -3-32

In our opinion, the financial statements and their supplementary statements referred to above present fairly, in all material respects, the status of the Company’s properties and profits and losses, for the fiscal year of such financial statements and their supplementary statements, in conformity with business accounting principles generally accepted in Japan.
Additional Information
As provided in “8. Notes to Significant Subsequent Event” in the Notes to Financial Statements, the issuance of new shares by way of a pro-rata issue to shareholders was resolved at the meeting of the board of directors held on March 30, 2010, and the payment was completed on April 30, 2010
There is no interest between the Company and our firm or the Engagement Partners that should be mentioned in accordance with the provisions of the Certified Public Accountants Law.

I -3-33

AUDITORS’ REPORT
We, the Corporate Auditors, audited the performance of Director’s duties during the 2nd fiscal year of the Company from April 1, 2009 through March 31, 2010. We hereby report our auditing procedures and the results thereof, as follows:
1.	Auditing Procedures and the Details thereof
Each Corporate Auditor has endeavored to collect information and to improve an environment of auditing by communicating with the Directors, Audit Department, and other employees, etc. In addition to the above, each Corporate Auditor has (i) attended the meetings of the Board of Directors and other important meetings of the Company, (ii) received reports from the Directors and employees, etc. regarding the performance of their duties, (iii) requested the Directors and employees, etc. to explain such reports when deemed appropriate, (iv) inspected the important documents to be approved, etc.; and (v) investigated the conduct of its business and status of its properties at the head office. With respect to the subsidiaries, each Corporate Auditor has communicated and exchanged the information with the subsidiaries’ Directors and Corporate Auditors, etc., and received reports of business from subsidiaries, when deemed appropriate. Based on the above mentioned methods, we have reviewed the Business Report and its supplementary statements of the Company for the relevant fiscal year.
In addition to the above, we have also monitored and verified whether the Accounting Auditor maintained an independent status and conducted its audit fairly, and received a report from the Accounting Auditor regarding the performance of its duty, and requested the Accounting Auditor to explain such reports when deemed appropriate. Further, the Accounting Auditor informed us that it had been establishing “the system to ensure that the performance of duties is conducted properly” (matters set forth in each item in Article 131 of Rules of Account Settlement of Corporations) in accordance with “quality control standards of auditing” (Business Accounting Council; October 28, 2005), etc., and requested the Accounting Auditor to explain such reports when deemed appropriate. Based on the above mentioned methods, we have reviewed the financial statements (the Balance Sheet, Statement of Income, Statements of Changes in Stockholders’ Equity and Notes to Financial Statements) and their supplementary statements of the Company for the relevant fiscal year.
2.	Result of Audit
(1) Result of Audit of Business Report, Etc.
(a)	The Business Report and its supplementary statements correctly represent the status of the Company’s business in compliance with the provisions of the relevant laws and regulations and with the Articles of Incorporation of the Company.
(b)	No misconduct or material fact in violation of relevant laws or regulations or the Articles of Incorporation of the Company has come to our attention with respect to the performance of the Directors’ duties.

I -3-34

(2) Result of Audit of Financial Statements and Their Supplementary Statements
The auditing procedures performed by KPMG AZSA&Co., the Accounting Auditor for the Company, and the results thereof are considered adequate.
May 19, 2010
Yoji Yamaguchi (seal)
Corporate Auditor
Masaaki Nomura (seal)
Corporate Auditor
SMFG Card & Credit, Inc.

I -3-35

(b)      Description of disposal of the material assets, material debts and other events having material effects on the status of the assets of the company, occurring after the last day of the most recent fiscal year, with respect to FGCC
i         Issuance of new shares by way of allotment to shareholders
          FGCC, with the purpose of funding payment funds and acquisition costs for subscribing for the new shares issued by the Company by way of third-party allotment dated May 31, 2010, issued shares through offering by way of shareholder allotment, as follows.
(1)	Number and type of shares issued: 9,100 shares of common stock

(2)	Issue price: 5,540,000 yen per share

(3)	Total issue price: 50,414,000,000 yen

(4)	Paid-in-capital to be increased: 25,207,000,000 yen

(5)	Application Date: April 30, 2010

(6)	Payment Date: April 30, 2010

(7)	Matters related to the allotment
          Allotment will be made to the shareholders of FGCC as of March 30, 2010 at the ratio of 22,349:9,100 depending on the number of shares held.
ii        Subscription by the Company of the new shares issued by way of third-party allotment
          FGCC subscribed for the new shares issued by way of third-party allotment implemented by the Company on May 31, 2010.
(c)      Description of disposal of the material assets, material debts and other events having material effects to the status of the assets of the company, occurring after the last day of the most recent fiscal year, with respect to the Company
          Issuance of new shares by way of third-party allotment

I -3-36

           Resolved at the meeting of board of directors of the Company held on January 6, 2010 and the extraordinary general meeting of shareholders held on March 12, 2010, the Company issued new shares by way of third-party allotment on May 31, 2010, as follows.
(1)	Number and type of shares issued: 324,675,300 shares of common stock

(2)	Issue price: 154 yen per share

(3)	Total issue price: 49,999,996,200 yen

(4)	Amount allocated to paid-in capital out of the issue price : 77 yen per share (paid-in-capital to be increased: 24,999,998,100 yen)

(5)	Subscriber and number of shares allocated: FGCC, 324,675,300 shares

(6)	Application Date: May 31, 2010

(7)	Payment Date: May 31, 2010

(8)	Use of proceeds
           With respect to the net proceeds from the third-party allotment of 49.5 billion yen: from June 2010 to March 2013, approximately 5 billion yen will be allocated as funds for investment in new business including development of financial business abroad such as in the Southeast Asia; from June 2010 to March 2015, approximately 19 billion yen will be allocated as funds for investment in development of the new generation system in the card business carried out in cooperation with SMCC; and from June 2010 to March 2015, approximately 25.5 billion yen will be allocated as funds for investments in business structural reform (funds for investments in integration of businesses within the Company and investments for the realization of synergy resulting from the coalition within SMFG, and funds for investments in the reform of cost structure, and funds for investments in infrastructure building corresponding to the amendment to Installment Sales Act).

I -3-37

Agendum No. 2:  Partial amendments to the Articles of Incorporation
1.          Reasons for the proposal
             If Agendum No. 1 is approved and resolved as proposed and the Share Exchange becomes effective, from, and including, the effective date of the Share Exchange (May 1, 2011), the shareholder of the Company will solely be FGCC.
            As a result, it will no longer be necessary to set forth the record date of voting rights at the general meeting of shareholders presuming a number of shareholders, in the articles of incorporation in advance. Therefore, Article 12 of the current articles of incorporation shall be deleted, and the number of articles after and including Article 13 of the current articles of incorporation shall be moved up.
            The amendment of the articles of incorporation shall be effective on March 30, 2011, subject to the subsequent condition that the Share Exchange will become effective on or prior to May 1, 2011.
2.          Contents of the amendments
             The contents of the amendments are as follows.
(The amended portion is underlined.)

Current Article of Incorporation	Amendments
Article 1 through Article 11 (Provisions abbreviated.)	Article 1 through Article 11 (Remain unchanged.)

Article 12 (Record Date)	(Deleted)
          The Company deems shareholders registered in the shareholders register at the closing of March 31 every year, to be the shareholders entitled to exercise their voting rights at the general meeting of shareholders with respect to the relevant fiscal year.

2. In addition to the previous paragraph, a temporary record date may be determined upon making a public notice in advance, when necessary.

Article 13 through Article 38 (Provisions abbreviated.)	Article 12 through Article 37 (Remain unchanged.)

I -3-38